Highwater Ethanol 2018 Fiscal Year Report

From the Desk of CEO Brian Kletscher

2018 Fiscal Year Management Report for Highwater Ethanol, LLC, Lamberton, MN

Plant Efficiency: Highwater Ethanol, LLC is permitted as a 59.5 million gallon per year facility. The fiscal year ended with a production rate of 59.281 mgpy, within the MPCA permit limit. Highwater Ethanol ground 20.371 million bushels of #2 Yellow Corn during the 2018 fiscal year resulting in an efficiency of 2.92 gallons of denatured ethanol per bushel of corn ground, above the guaranteed rate of 2.8. Based on the guaranteed 2.8 and the efficiency we achieved, we produced 2,242,200 more gallons of denatured ethanol, a value of $2,578,530 (assuming an average price of $1.15 per gal). The savings in bushels of corn were approximately 800,785 bushels, a value of $2,685,629 (assuming an average price of $3.35 per bushel). Distiller's Grains production for the 2018 fiscal year was at 118,995 tons for DDGS and 52,207 tons for Modified DGS. The DDGS and MDGS production numbers were both below our projected rate of 15.4 pounds at 14.46 pounds per bushel ground. Additionally, we saw improved efficiencies in our natural gas and electrical figures. Natural gas usage guarantee was 34,000 Btu per gallon ethanol produced and Highwater Ethanol usage was considerably lower at 24,955 Btu per gallon. Likewise, Highwater Ethanol's electrical efficiency is lower than the guarantee of .75 kW per gallon ethanol produced as we finished at .73 kW per gallon for the fiscal year. These small tweaks add savings to the bottom line. The Highwater Ethanol management team continues to monitor plant efficiencies as we believe they will allow us to continue to be competitive in the future.

Contributions to Local Farm Economy: The local farm economy continues to benefit from Highwater Ethanol, as management estimates that we have pushed the corn market by an average of approximately $.12 to $.15 per bushel purchased resulting in approximately $2.4 to $3.1 million dollars injected into the region via increased corn prices. In regards to purchasing corn, effective on February 1, 2019 Highwater Ethanol will begin purchasing corn directly from Producers and Commercial Elevators. We have discontinued our Grain Origination agreement effective January 31, 2019 that we had in place with CHS Inc. I encourage you to contact Highwater Ethanol for your Corn marketing sales.

Net Loss: For the 2018 fiscal year, Highwater Ethanol had a net loss of $6,159,424, below our budget projected net profit of $3,757,000. We continue to repay long term debt on schedule. While no distribution was paid this year, we continue to be strong financially and we look forward to the time when our debt is paid off and opportunities for distributions to our members return.

Marketing: Highwater Ethanol continues to be joint owners of Renewable Products Marketing Group since February 2011; we believe this has allowed us a long-term advantage in the marketing of our ethanol. In November 2018, we began marketing the corn oil we produce through RPMG. This ownership has allowed us clear advantages in marketing cost and related transportation cost. We expect

we will continue to recognize these savings in the future. Highwater Ethanol continues to market our DDGS through CHS. Highwater Ethanol took over the marketing of MDGS on July 1, 2011 resulting in an increase in sales of this product from approximately 750 tons per month to 4,350 tons per month. Your management team continues to review contracts, new production enzymes, chemicals and related items. We also continue to review how we handle our product produced and the quality of product produced. Every item that we review has an action or reaction and we try to anticipate the end result.

Long Term Debt: Highwater Ethanol's management team is working hard to reduce the debt balance as we believe this will optimize our ability to return money to our investors in the future. We started the 2018 fiscal year with a balance due to Compeer Financial of approximately $9.75 million on our Term Note. We reduced this by approximately $3.25 million leaving a balance of $6.5 million at fiscal year-end. In January 2016, we refinanced our long-term debt with Compeer in order to obtain more favorable terms. We are very pleased to have the refinancing of the long-term debt completed. In April 2018, we increased our borrowing capacity on our Term Revolver {Operating Loan} from $15 million to $20 million. At the end of the 2018 fiscal year, we had approximately $3.5 million borrowed on this loan. Due to refinancing and debt reduction, we have reduced our monthly interest cost by approximately $255,000 per month. Interest paid in 2013 was approximately $3.635 million while interest paid in our 2018 dropped to $568,000. In the past we had a Letter of Credit issued through Compeer to Northern Natural Gas in the amount of $500,000. However, the requirement of a Letter of Credit was eliminated on November 1, 2018.

Permits: Highwater Ethanol continues to operate under the NPDES/SDS permit which was valid until October 31, 2016. This permit renewal was submitted to MPCA by the required deadline and is awaiting final renewal permit status. Our Air Emissions permit which was valid through February 14, 2017, was also submitted to MPCA for renewal by the required deadline. In addition, we submitted an Air Emissions permit modification to increase allowable production to 70.2 mgpy in May 2017. This draft Air Emissions permit is now on 30-day public notice. Highwater Ethanol is currently permitted to produce 59.5 mgpy of denatured ethanol. We are hopeful the new permits will be issued in early 2019. The quarry water project gave us a third water source which was approved by the MN DNR. The water quality from the quarry remains very good allowing us to reduce our water treatment costs. We also did a tile project in 2012 that has allowed us to receive water from a tile line on the far west end of the property and a neighboring property. We will continue to use water from the storm water pond. We have been very happy with the water quality from our water sources. This has been a great way to reuse water that normally would have been drained from this area minimizing impact on the ground water aquafers. Highwater Ethanol water usage rate remains low at 2.0 to 2.1 gallons of water per gallon of ethanol produced.

Highwater Ethanol Employees: We currently have 43 full time employees. Our Management team has seen some change in the recent years, with the following making up our team: CFO Luke Schneider, Commodity Manager Tom Streifel, Plant Manager Shane Rasset, Operations Manager Derek Trapp, Maintenance Manager Jon Osland, EHS Manager Lisa Landkammer, Lab Manager Tim Apitz and CEO Brian Kletscher. We have had other natural attrition of employees and we have been able to fill these positions and train employees to do the job as required.

Employee Safety: Highwater Ethanol continues to pride itself on employee safety. We are not saying we are flawless on errors by employees. However, we have had 580 days without a reportable injury that resulted in loss of work time. We continue to provide training for all employees and monitor the facility to help reduce accidents. Part of this is the desire by all employees to take pride in their work area. Keeping our plant clean and without clutter helps reduce accidents.

Progress has been steady. We want to commend our employees for maintaining production levels and maintaining the appearance of this facility. The plant is running nice and it looks great! Thank you!!!

Highwater Ethanol Mission Statement: To successfully operate a bio–energy facility, which will be profitable to our investor owners, while contributing to the economic growth in the region. HWE is committed to the present while focusing on the future.

Highwater Ethanol Vision Statement: Highwater Ethanol will identify opportunities that position the business to provide sustainable competitive advantages through short and long-term core investments.

We will continue to take care of the present as we focus on the future!

Brian Kletscher, CEO
Highwater Ethanol, LLC